Exhibit 99.1
NEWS RELEASE

MARSH & McLENNAN COMPANIES REPORTS FIRST QUARTER 2014 RESULTS

Double-Digit Earnings Growth and Operating Margin Expansion Mark Excellent Start to Year
Both Operating Income and Adjusted Operating Income Increase 11%
GAAP EPS Grows From $.74 to $.80
Adjusted EPS Rises 11% to $.81

NEW YORK, May 2, 2014 — Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy, and human capital, today reported financial results for the first quarter ended March 31, 2014.

President and CEO Dan Glaser said: "We produced double-digit earnings growth and meaningful margin expansion in the first quarter, with adjusted earnings per share rising 11% to $.81. This represents a strong start to 2014 and continues the excellent momentum we have achieved over the past several years. On a consolidated basis, underlying revenue growth was 4%, adjusted operating income rose 11%, and the adjusted margin increased 120 basis points to 20.9%, reflecting continued margin expansion in both the Risk and Insurance Services and Consulting segments."

Consolidated Results
Consolidated revenue in the first quarter of 2014 was $3.3 billion, an increase of 4% on both a reported and underlying basis, compared with the first quarter of 2013. Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items, such as acquisitions, dispositions, and transfers among businesses. Operating income rose 11% to $673 million, compared with $607 million in the prior year. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, also rose 11% to $682 million.

Net income attributable to the Company was $443 million, or $.80 per share, in the first quarter. This compares with $413 million, or $.74 per share, in the prior year. Earnings per share from continuing operations rose 11% to $.80, compared with $.72 last year. Adjusted earnings per share also increased 11% to $.81, compared with $.73 last year.

Risk and Insurance Services
Risk and Insurance Services revenue was $1.8 billion in the first quarter of 2014, an increase of 4%, or 3% on an underlying basis. Operating income rose 5% to $493 million, compared with $468 million in the prior year. Adjusted operating income increased 6% to $500 million.

Marsh's revenue in the first quarter of 2014 was $1.5 billion, an increase of 5%, or 4% on an underlying basis. International operations produced underlying revenue growth of 4%, reflecting growth of 11% in Latin America; 9% in Asia Pacific; and 2% in EMEA. In the US/Canada division, underlying revenue was up 2%. Guy Carpenter's revenue was $381 million, an increase of 2% from the prior year, or flat on an underlying basis.

Consulting
Consulting segment revenue was $1.4 billion in the first quarter, an increase of 5% from the first quarter of 2013 on both a reported and underlying basis. Operating income rose 20% to $225 million, compared with $187 million in the prior year, and adjusted operating income rose 19% to $225 million.

Mercer's revenue was $1.1 billion in the first quarter, an increase of 2%, or 3% on an underlying basis. Health, with revenue of $388 million, grew 2% on an underlying basis; Retirement, with revenue of $357 million, rose 4%; Investments, with revenue of $199 million, grew 8%; and Talent, with revenue of $117 million, declined 1%. Oliver Wyman Group’s revenue was $371 million in the first quarter, an increase of 16%, or 11% on an underlying basis.

Other Items
In the first quarter of 2014, the Company reported investment income of $13 million, compared with $21 million in the prior year period. At March 31, 2014, cash and cash equivalents was $1.4 billion; net debt, which is total debt less cash and cash equivalents, was $1.7 billion. The Company repurchased 2.05 million shares of its common stock for $100 million in the first quarter.

Conference Call
A conference call to discuss first quarter 2014 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 877 852 6579. Callers from outside the United States should dial +1 719 325 4781. The access code for both numbers is 7318853. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event.

About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy, and human capital. Marsh is a global leader in insurance broking and risk management; Guy Carpenter is a global leader in providing risk and reinsurance intermediary services; Mercer is a global leader in talent, health, retirement, and investment consulting; and Oliver Wyman is a global leader in management consulting. With annual revenue exceeding $12 billion, Marsh & McLennan Companies' 55,000 colleagues worldwide provide analysis, advice, and transactional capabilities to clients in more than 130 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; the expected impact of acquisitions and dispositions; the impact of competition; pension obligations; the impact of foreign currency exchange rates; our effective tax rates; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure, dividend policy, cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

•	our exposure to potential liabilities arising from errors and omissions claims against us;

•
the impact of competition, including with respect to our geographic reach, the sophistication and quality of our services, our pricing relative to competitors, our customers' option to self-insure or utilize internal resources instead of consultants, and our corporate tax rates relative to a number of our competitors;

•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

•
our ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information or data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs and/or the improper disclosure of confidential information or data;

•
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which we operate, including evolving sanctions against Russia and existing trade sanctions laws relating to countries such as Cuba, Iran, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;

•	our ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from, the businesses we acquire;

•	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

•	the impact on our net income caused by fluctuations in foreign currency exchange rates;

•
our ability to successfully recover should we experience a disaster or other business continuity problem, such as an earthquake, hurricane, flood, terrorist attack, pandemic, security breach, cyber attack, power loss, telecommunications failure or other natural or man-made disaster;

•	the impact of changes in interest rates and deterioration of counterparty credit quality on our results related to our cash balances and investment portfolios, including corporate and fiduciary funds;

•	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

•	changes in applicable tax or accounting requirements; and

•
potential income statement effects from the application of FASB's ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances, including the effect of any subsequent adjustments to the estimates we use in applying this accounting standard.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on the above forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the “Risk Factors” section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue	$3,264	$3,126
Expense:
Compensation and Benefits	1,839	1,803
Other Operating Expenses	752	716
Operating Expenses	2,591	2,519
Operating Income	673	607
Interest Income	5	4
Interest Expense	(42)	(44)
Investment Income	13	21
Income Before Income Taxes	649	588
Income Tax Expense	192	176
Income from Continuing Operations	457	412
Discontinued Operations, Net of Tax	(1)	12
Net Income Before Non-Controlling Interests	456	424
Less: Net Income Attributable to Non-Controlling Interests	13	11
Net Income Attributable to the Company	$443	$413
Basic Net Income Per Share
- Continuing Operations	$0.81	$0.73
- Net Income Attributable to the Company	$0.81	$0.75
Diluted Net Income Per Share
- Continuing Operations	$0.80	$0.72
- Net Income Attributable to the Company	$0.80	$0.74
Average Number of Shares Outstanding
- Basic	548	548
- Diluted	556	557
Shares Outstanding at 3/31	549	550

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended March 31, 2014
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2014	2013
Risk and Insurance Services
Marsh	$1,452	$1,388	5%	(1)%	2%	4%
Guy Carpenter	381	375	2%	—	2%	—
Subtotal	1,833	1,763	4%	(1)%	2%	3%
Fiduciary Interest Income	6	8
Total Risk and Insurance Services	1,839	1,771	4%	(1)%	2%	3%
Consulting
Mercer	1,061	1,041	2%	(1)%	—	3%
Oliver Wyman Group	371	321	16%	1%	3%	11%
Total Consulting	1,432	1,362	5%	(1)%	1%	5%
Corporate / Eliminations	(7)	(7)
Total Revenue	$3,264	$3,126	4%	(1)%	2%	4%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2014	2013
Marsh:
EMEA	$617	$594	4%	1%	1%	2%
Asia Pacific	151	147	2%	(7)%	—	9%
Latin America	84	78	7%	(14)%	10%	11%
Total International	852	819	4%	(2)%	1%	4%
U.S. / Canada	600	569	6%	(1)%	4%	2%
Total Marsh	$1,452	$1,388	5%	(1)%	2%	4%
Mercer:
Health	$388	$381	2%	—	—	2%
Retirement	357	343	4%	—	—	4%
Talent	117	123	(5)%	(2)%	(1)%	(1)%
Investments	199	194	2%	(6)%	1%	8%
Total Mercer	$1,061	$1,041	2%	(1)%	—	3%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as:  acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss.  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three months ended March 31, 2014 and 2013.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended March 31, 2014
Operating income (loss)	$493	$225	$(45)	$673
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	—	—	2	2
Adjustments to acquisition related accounts (b)	7	—	—	7
Operating income adjustments	7	—	2	9
Adjusted operating income (loss)	$500	$225	$(43)	$682
Operating margin	26.8%	15.8%	N/A	20.6%
Adjusted operating margin	27.2%	15.8%	N/A	20.9%
Three Months Ended March 31, 2013
Operating income (loss)	$468	$187	$(48)	$607
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	2	2	3	7
Adjustments to acquisition related accounts (b)	1	—	—	1
Operating income adjustments	3	2	3	8
Adjusted operating income (loss)	$471	$189	$(45)	$615
Operating margin	26.4%	13.7%	N/A	19.4%
Adjusted operating margin	26.6%	13.9%	N/A	19.7%

(a) Primarily severance, future rent under non-cancellable leases, and integration costs related to recent acquisitions.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table; divided by MMC's average number of shares outstanding-diluted for the period.

Reconciliation of the Impact of Non-GAAP Measures on diluted earnings per share -

	Three Months Ended March 31, 2014			Three Months Ended March 31, 2013
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$457			$412
Less: Non-controlling interest, net of tax		13			11
Subtotal		$444	$0.80		$401	$0.72
Add (deduct): operating income (loss) adjustments	$9			$8
Impact of income taxes	(3)			(3)
		6	0.01		5	0.01
Adjusted income, net of tax		$450	$0.81		$406	$0.73

Marsh & McLennan Companies, Inc.
Supplemental Information
(Millions) (Unaudited)

	Three Months Ended March 31,
	2014	2013
Depreciation and amortization expense	$75	$70
Identified intangible amortization expense	$22	$18
Stock option expense	$7	$7
Capital expenditures	$99	$88

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	March 31, 2014	December 31, 2013
ASSETS

Current assets:
Cash and cash equivalents	$1,380	$2,303
Net receivables	3,462	3,310
Other current assets	721	687
Total current assets	5,563	6,300

Goodwill and intangible assets	7,799	7,365
Fixed assets, net	825	828
Pension related assets	889	979
Deferred tax assets	564	626
Other assets	937	882
TOTAL ASSETS	$16,577	$16,980

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$432	$334
Accounts payable and accrued liabilities	1,895	1,861
Accrued compensation and employee benefits	701	1,466
Accrued income taxes	176	148
Dividends payable	139	—
Total current liabilities	3,343	3,809

Fiduciary liabilities	4,814	4,234
Less - cash and investments held in a fiduciary capacity	(4,814)	(4,234)
	—	—
Long-term debt	2,619	2,621
Pension, post-retirement and post-employment benefits	1,135	1,150
Liabilities for errors and omissions	354	373
Other liabilities	1,083	1,052

Total equity	8,043	7,975
TOTAL LIABILITIES AND EQUITY	$16,577	$16,980